Exhibit 10.27

UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION

ADMINISTRATIVE PROCEEDING
File No.

In the Matter of
OFFER OF SETTLEMENT
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION,	OF COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Respondent.

I

Cognizant Technology Solutions Corporation ("Cognizant" or "Respondent"), pursuant to Rule 240(a) of the Rules of Practice of the Securities and Exchange Commission ("Commission") [17 C.F.R. § 201.240(a)], submits this Offer of Settlement ("Offer") in anticipation of cease-and desist proceedings to be instituted against it by the Commission, pursuant to Section 21C of the Securities Exchange Act of 1934 ("Exchange Act").

II

This Offer is submitted solely for the purpose of settling these proceedings, with the express understanding that it will not be used in any way in these or any other proceedings, unless the Offer is accepted by the Commission. If the Offer is not accepted by the Commission, the Offer is withdrawn without prejudice to Respondent and shall not become a part of the record in these or any other proceedings, except for the waiver expressed in Section V with respect to Rule 240(c)(5) of the Commission's Rules of Practice [17 C.F.R. § 201.240(c)(5)].

III

On the basis of the foregoing, the Respondent hereby:

A.Admits the jurisdiction of the Commission over it and over the matters set forth in the Order Instituting Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order ("Order");

B.Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission or in which the Commission is a party, prior to a hearing pursuant to the Commission's Rules of Practice, 17 C.F.R. § 201.100 et seq., and without admitting or denying the findings contained in the Order, except as to the Commission's jurisdiction over it and the subject matter of these proceedings, which are admitted, consents to the entry of an Order by the Commission containing the following findings1 set forth below:

Summary

1.    These proceedings arise from violations of the antibribery, books and records, and internal accounting controls provisions of the Foreign Corrupt Practices Act of 1977 (the "FCPA"). [15 U.S.C. § 78dd]. Cognizant is a global provider of information technology and business process services. Much of its business involves using technically skilled workers around the world, including in India, to provide such services to companies in the United States and Western Europe. Between 2014 and 2016 Cognizant, acting through executives in the United States and India, authorized contractors to pay on the company's behalf and reimbursed them for a total of approximately $3.6 million in bribes to Indian government officials to obtain government construction-related permits and operating licenses in connection with the construction and operation of commercial office buildings.

2.    In 2014 Cognizant authorized a contractor to pay a $2 million bribe to a senior government official for the issuance of a planning permit for a project in Chennai, India. The payment, along with a scheme to conceal a $2.5 million reimbursement to the contractor, was authorized by two senior executives at Cognizant's U.S. headquarters. In 2013 and 2014, Cognizant's Indian subsidiary authorized the same third party contractor to pay a bribe of approximately $770,000 to a government official for an environmental clearance for a project in Pune, India. In 2015, the Indian subsidiary retroactively authorized and reimbursed the same third party contractor for approximately $870,000 in bribes that it had paid to government officials for construction-related permits in Siruseri, India. Cognizant received ill-gotten gains of approximately
$16,394,351 as a result of the conduct.

3.    The unlawful payments were paid from Cognizant India's bank accounts and were not accurately reflected in Cognizant's consolidated books and records. During the relevant period Cognizant also failed to devise and maintain a sufficient system of internal accounting controls at its corporate headquarters and at Cognizant India. This conduct took place in an environment in which Cognizant failed to adequately enforce its corporate antibribery and anticorruption policies.

4.    As a result of its conduct Cognizant violated Exchange Act Sections 30A, 13(b)(2)(A), and 13(b)(2)(B).

Respondent

5.    Cognizant is a New Jersey corporation headquartered in Teaneck, N.J. Throughout the relevant period its common stock was registered with the Commission under Exchange Act Section 12(b) and publicly traded on NASDAQ (symbol: CTSH). Cognizant files annual and quarterly reports under Exchange Act Section 13. Although it operates in several countries, the majority of Cognizant’s operations are conducted in India through Cognizant India, its largest subsidiary.

_______________________
1     The findings herein are made pursuant to Respondent’s Offer of Settlement and are not binding on any other person or entity in this or any proceeding.

Other Relevant Individuals and Entities

6.    Senior Executive-1 served in several senior executive positions at Cognizant in the United States until his resignation in 2016.

7.    Senior Legal Executive-1 served in Cognizant's legal function in the United States until his resignation in 2016.

8.    Operations Officer-1 served in a senior operation role based in India until 2016.

9.    Real Estate Officer-1 served in Cognizant India's corporate workplace function.

10. Contracting Firm-1 is a multinational engineering and construction firm based in India. It is publicly traded on exchanges in India but its securities are not registered with the Commission.

Facts

Bribe Payments in Chennai, Tamil Nadu

11.Cognizant's construction project in Chennai, referred to as the KITS campus, represents the company's largest owned facility in India, encompassing 2.7 million square feet with a capacity for approximately 17,500 employees. Cognizant engaged Contracting Firm-1to build the facility and obtain all necessary government permits. Construction began in 2011 prior to the issuance of a required planning permit.

12.In 2014, during the course of construction, Real Estate Officer-1 was made aware that an Indian government official had made a $2 million bribe demand to Contracting Firm- 1 as a condition for issuing the planning permit. Real Estate Officer-1 passed the information along to his supervisor Operations Officer-1. On April 21 and 22, 2014, the demand was discussed by video conference among Real Estate Officer-1, Operations Officer-1, Senior Executive-1, and Senior Legal Executive-1. Senior Executive- 1 and Senior Legal Executive-1 participated in the conference from the United States. Real Estate Officer-1 described the bribe demand in detail, asked Senior Executive-1 and Senior Legal Executive-1 for guidance on how to proceed, and suggested that Contracting Firm-1 could be reimbursed for the payment through a series of sham change order requests to its contract. Senior Legal Executive-1 approved the method of reimbursement and Senior Executive-1 authorized both the bribe payment and the suggested method for disguising it. Real Estate Officer-1 was given the task of executing the scheme. His direct supervisor Operations Officer-1 made no objection.

13.In addition to discussing the bribe demand and the suggested method of disguising the reimbursement during the videoconferences, Senior Executive-1 directed his subordinates to withhold future payments to Contracting Firm-1 if it resisted paying the bribe on Cognizant's behalf. Contracting Firm-1, which had been urging Cognizant to make the payment itself, ultimately yielded to Senior Executive-1's pressure and made the payment in late May or early June 2014. Cognizant received the planning permit in November of that year.

14.Following Real Estate Officer-1's suggestion, Cognizant concealed the $2.5 million reimbursement to Contracting Firm-1, including both the $2 million bribe and a $500,000 commission for paying it, through a series of falsified contract change orders. Real Estate Officer-1 selected change order requests from Contracting Firm-1 invoices that Cognizant had previously rejected and retroactively "accepted" them, adjusting the cost amounts so that they would total $2.5 million. The falsified invoices and supporting Excel spreadsheets were forwarded to Senior Executive-1 for approval, with copies to Operations Officer-1. Senior Executive-1 approved payments in February and March 2015, and the payments were made to Contracting Firm-1 in installments between March 2015 and January 2016.

Bribe Payment in Pune, Maharashtra

15.The bribe scheme in Pune also involved the construction of a commercial office facility with Contracting Firm- 1 as Cognizant's builder. Construction began in 2012, prior to the issuance of necessary permits. On this occasion, Cognizant India authorized Contracting Firm-1 to pay an Indian official $770,000 in return for issuing an environmental clearance. The payment was made in early 2013, and the environmental clearance was issued thereafter. In April of that year, Contracting Firm-1 sought reimbursement through a change order request with a line item for "Liasoning [sic] and consultations charge towards Environmental clearance." Cognizant India rejected the change order, but later approved the payment after Contracting Firm-1 changed the rationale to "Change in the make of Workstation from Featherlite to Art matrix." Cognizant India reimbursed Contracting Firm-1 for the bribe payment in January 2014.

Bribe Payment in Siruseri, Tamil Nadu

16.In Siruseri, Cognizant India authorized Contracting Firm-1 to pay bribes totaling $840,000 to government officials for the issuance of several construction-related permits, including a planning permit, a power permit from the local electricity board, and an environmental clearance. Contracting Firm-1 made the payments in or around 2012, and Cognizant subsequently received the permits in the second half of that year. The contractor submitted change order requests for several inflated or unjustified work items. Cognizant India rejected the initial requests, but later approved the change orders after the sham descriptions were revised. Cognizant India reimbursed Contracting Firm-1 for the bribe payments in installments between 2015 and 2016.

Bribes for Operating Licenses

17.In addition to payments involving the above construction projects, Cognizant India also made approximately $27,000 in bribe payments to government officials for the purpose of obtaining certain operating licenses at six Indian facilities. The payments were made between 2013 and early 2016, mostly by lower to mid-level employees in Cognizant India's corporate workplace services department, with the assistance of collusive third party vendors. The licenses were for kitchen operating facilities, air and water consents, fire protection, and other purposes related to operation of the buildings. The payments were disguised in Cognizant's books and records by the use of false generic descriptions, such as "liaison," "consulting," and "miscellaneous" charges.

Legal Standards and Violations

18.Under Exchange Act Section 21C(a), the Commission may impose a cease-and- desist order upon any person who is violating, has violated, or is about to violate any provision of the Exchange Act or any rule or regulation thereunder, and upon any other person that is, was, or would be a cause of the violation, due to an act or omission the person knew or should have known would contribute to such violation.

FCPA Violations

19.Exchange Act Section 30A prohibits any issuer with a class of securities registered pursuant to Section 12 of the Exchange Act, or any officer, director, employee, or agent acting on behalf of such issuer, in order to obtain or retain business, from corruptly giving or authorizing the giving of, anything of value to any foreign official for the purposes of influencing the official or inducing the official to act in violation of his or her lawful duties, or to secure any improper advantage, or to induce a foreign official to use his influence with a foreign governmental instrumentality to influence any act or decision of such government or instrumentality. [15 U.S.C. § 78dd-1].

20.As described above, Cognizant paid bribes to an Indian government official to induce that official to direct that a permit be issued to facilitate the completion of a construction project. Cognizant made use of the means and instrumentalities of interstate commerce by hosting video conferences at which American executives participated in formulating the scheme and by exchanging email messages to and from the United States to approve the concealing of the payment. Two U.S. senior executives at Cognizant took active steps to advance the scheme, and Cognizant is liable for their conduct by respondeat superior. As a result, Cognizant violated Exchange Act Section 30A.

21.Exchange Act Section 13(b)(2)(A) requires every issuer with a class of securities registered pursuant to Exchange Act Section 12 to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the issuer. [15 U.S.C. § 78m(b)(2)(A)].

22.Cognizant violated Exchange Act Section 13(b)(2)(A) by falsely characterizing illicit payments to government officials as legitimate business expenses in its books and records.

23.Exchange Act Section 13(b)(2)(B) requires every issuer with a class of securities registered pursuant to Exchange Act Section 12 to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. [15 U.S.C. § 78m(b)(2)(B)].

24.Cognizant violated Section 13(b)(2)(B) by failing to devise and maintain a sufficient system of internal accounting controls at its corporate headquarters and at Cognizant India. Cognizant's system for handling contractor change orders in India permitted managers to conceal bribe payments through the manipulation of bogus construction charges. The company's procurement process did not include an effective review of the disbursement of funds for change orders. Nor did it include an effective review of the application or renewal of facility permits and licenses. Cognizant also did not adequately enforce its corporate policy against making improper payments to government officials. And it failed to provide reasonable assurances that its Indian subsidiary maintained accurate and complete records of transactions involving payments to government officials.

Cognizant's Self-Disclosure, Cooperation, and Remedial Efforts

25.In determining to accept the Offer, the Commission considered Respondent's self- disclosure, cooperation, and remedial efforts. Cognizant voluntarily disclosed this misconduct to the Commission staff and timely shared the facts developed during the course of an internal investigation by the audit committee of its board. Cognizant also cooperated by voluntarily producing and translating documents, and making current or former employees, including those who needed to travel internationally, available for interviews by the Commission staff.

26.Cognizant's remedial actions included: (i) terminating or imposing other discipline on officers and employees who participated in or were aware of the improper conduct; (ii) appointing new executive personnel, including a new president, general counsel, and heads of global real estate and procurement; (iii) enhancing its existing compliance function and headcount; (iv) consolidating its facility management operations and removing licensure responsibilities from third parties; (v) enhancing its internal accounting controls and compliance functions with respect to the construction of new facilities; (vi) enhancing its FCPA compliance policies relating to due diligence and contracting of vendors and suppliers; and (vii) conducting enhanced anticorruption training.

Undertakings

Respondent Cognizant has undertaken to:

27.Cooperate fully with the Commission in any and all investigations, litigations or other proceedings relating to or arising from the matters described in the Order. Cognizant agrees that cooperation includes the following:

a.    On an ongoing basis, producing, without service of a notice or subpoena, to the Commission nonprivileged documents and other materials, wherever located, in Respondent's possession, custody, or control, and appropriate privilege logs, as requested by the Division of Enforcement's ("Division") staff and within 14 days of request unless otherwise agreed to in writing by the Division's staff;

b.    Using its best efforts to secure the full, truthful, and continuing cooperation of Respondent's current and former directors, officers, employees and agents, including making those persons available for interviews and the provision of testimony in any and all investigations, litigation or other proceedings relating to or arising from matters described in the Order when requested to do so by the Division's staff, at Respondent's expense;

c.    Using its best efforts to ensure its directors, officers and employees respond to all inquiries related to any and all investigations, litigation or other proceedings relating to or arising from the matters described in the Order and any related proceedings when requested to do so by the Division's staff; and

d.    Using its best efforts to ensure its directors, officers, and employees testify at trial and other judicial or administrative proceedings when requested to do so by the Division's staff.

28.In determining whether to accept the Offer, the Commission has considered these undertakings.

IV

On the basis of the foregoing, Respondent hereby consents to the entry of an Order by the Commission that:

A.    Pursuant to Section 21C of the Exchange Act, Respondent cease and desist from committing or causing any violations and any future violations of Sections 30A, 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act.

B.Respondent shall, within 10 days of the entry of this Order, pay disgorgement of

$16,394,351, prejudgment interest of $2,773,017, and a civil monetary penalty of $6,000,000 to the Securities and Exchange Commission for transfer to the general fund of the United States Treasury, subject to Exchange Act Section 21F(g)(3). If timely payment is not made, additional interest shall accrue pursuant to 31 U.S.C. § 3717 or SEC Rule of Practice 600. Payment must be made in one of the following ways:

(1)	Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2)	Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or

(3)	Respondent may pay by certified check, bank cashier's check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center
Accounts Receivable Branch
HQ Bldg., Room 181, AMZ-341
6500 South MacArthur Boulevard Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying Cognizant as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Charles E. Cain, Chief, FCPA Unit, Division of Enforcement, Securities and Exchange Commission, 100 F St., NE, Washington, DC 20549.

C.Amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Respondent agrees that in any Related Investor Action, it shall not argue that it is entitled to, nor shall it benefit by, offset or reduction of any award of compensatory damages by the amount of any part of Respondent's payment of a civil penalty in this action ("Penalty Offset"). If the court in any Related Investor Action grants such a Penalty Offset, Respondent agrees that it shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission's counsel in this action and pay the amount of the Penalty Offset to the Securities and Exchange Commission. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a "Related Investor Action" means a private damages action brought against Respondent by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.

D.Respondent undertakes to:

1)    Report to the Commission staff periodically during a two-year term, the status of its remediation and implementation of compliance measures, particularly as to the areas of due diligence on prospective and existing third-party consultants and vendors, FCPA training and the testing of relevant controls including the collection and analysis of compliance data. During this period, should Respondent discover credible evidence, not already reported to Commission staff, that questionable or corrupt payments or questionable or corrupt transfers of value may have been offered, promised, paid, or authorized by Respondent, or any entity or person acting on behalf of Respondent, or that related false books and records have been maintained, Respondent shall promptly report such conduct to the Commission staff. During this two-year period,

Respondent shall: (1) conduct an initial review and submit an initial report and
(2)conduct and prepare two follow-up reviews and reports, as described below:

a.    Respondent shall submit to the Commission staff a written report within 180 calendar days of the entry of this Order setting forth a complete description of its FCPA and anti-corruption related remediation efforts to date, its proposals reasonably designed to improve the policies and procedures of Respondent for ensuring compliance with the FCPA and other applicable anticorruption laws, and the parameters of the subsequent review (the "Initial Report"). The Initial Report shall be transmitted to Robert I. Dodge, Assistant Director, United States Securities and Exchange Commission, 100 F Street, NE, Washington, DC, 20549-5631. Respondent may extend the time period for issuance of the Initial Report with prior written approval of the Commission staff.

b.    Respondent shall undertake two follow-up reviews, incorporating any comments provided by the Commission staff on the previous report, to further monitor and assess whether the policies and procedures of Respondent are reasonably designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws (the "Follow-Up Reports").

c.    The Follow-up Report shall be completed by no later than 270 days after the Initial Report. The second Follow-up Report shall be completed by no later than 450 days after the completion of the Initial Report. Respondent may extend the time period for issuance of the Follow-up Reports with prior written approval of the Commission staff.

d.    The periodic reviews and reports submitted by Respondent will likely include proprietary, financial, confidential, and competitive business information. Public disclosure of the reports could discourage cooperation, impede pending or potential government investigations and thus undermine the objectives of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain nonpublic, except (a) pursuant to court order, (b) as agreed by the parties in writing, (c) to the extent that the Commission staff determines in its sole discretion that disclosure would be in furtherance of the Commission's discharge of its duties and responsibilities, or (d) is otherwise required by law.

e.    During this two-year period of review, Respondent shall provide its external auditors with its annual internal audit plan and reports of the results of internal audit procedures and its assessment of its FCPA compliance policies and procedures.

f.    During the two-year period of review, Respondent shall provide Commission staff with any written reports or recommendations provided by Respondent's external auditors in response to Respondent's annual internal audit plan, reports of the results of internal audit procedures, and its assessment of its FCPA compliance policies and procedures.

2)    Certify, in writing, compliance with the undertaking(s) set forth above. The certification shall identify the undertaking(s), provide written evidence of compliance in the form of a narrative, and be supported by exhibits sufficient to demonstrate compliance. The Commission staff may make reasonable requests for further evidence of compliance, and Respondent agrees to provide such evidence. The certification and supporting material shall be submitted to Robert I. Dodge,

Assistant Director, United States Securities and Exchange Commission, 100 F Street, NE, Washington, DC, 20549-5631 no later than sixty (60) days from the date of the completion of the undertakings.

V

By submitting this Offer, Respondent hereby waives, subject to the acceptance of the Offer, the rights specified in Rule 240(c)(4) [17 C.F.R. §201.240(c)(4)] of the Commission's Rules of Practice. Specifically, Respondent waives:

(1)	All hearings pursuant to the statutory provisions under which the proceeding is to be or has been instituted;

(2)The filing of proposed findings of fact and conclusions of law;

(3)Proceedings before, and an initial decision by, a hearing officer;

(4)All post-hearing procedures; and

(5)Judicial Review by any court.

In addition, by submitting this Offer, Respondent waives the rights specified in Rule 240(c)(5) [17 C.F.R. § 201.240(c)(5)] of the Commission's Rules of Practice. Specifically, Respondent waives:

(1)
Any and all provisions of the Commission's Rules of Practice or other requirements of law that may be construed to prevent or disqualify any member of the Commission's staff from participating in the preparation of, or advising the Commission as to, any order, opinion, finding of fact, or conclusion of law that may be entered pursuant to this Offer; and

(2)	Any right to claim bias or prejudgment by the Commission based on the consideration of or discussions concerning settlement of all or any part of this proceeding.

Respondent also hereby waives service of the Order.

VI

Respondent understands and agrees to comply with the terms of I7 C.F.R § 202.5(e), which provides in part that it is the Commission's policy "not to permit a defendant or respondent to consent to a judgment or order that imposes a sanction while denying the allegations in the complaint or order for proceedings," and "a refusal to admit the allegations is equivalent to a denial, unless the defendant or respondent states that he neither admits nor denies the allegations." As part of Respondent's agreement to comply with the terms of Section 202.5(e), Respondent: (i) will not take any action or make or permit to be made any public statement denying, directly or indirectly, any finding in the Order or creating the impression that the Order is without factual basis; (ii) will not make or permit to be made any public statement to the effect that Respondent does not admit the findings of the Order, or that the Offer contains no admission of the findings, without also stating that the Respondent does not deny the findings; and (iii) upon the filing of this Offer of Settlement, Respondent hereby withdraws any papers previously filed in this proceeding to the extent that they deny, directly or indirectly, any finding in the Order. If Respondent breaches this agreement, the Division of Enforcement may petition the Commission to vacate the Order and restore this proceeding to its active docket. Nothing in this provision affects Respondent's: (i) testimonial obligations; or (ii) right to take legal or factual positions in litigation or other legal proceedings in which the Commission is not a party.

VII

Consistent with the provisions of I7 C.F.R. § 202.5(f), Respondent waives any claim of Double Jeopardy based upon the settlement of this proceeding, including the imposition of any remedy or civil penalty herein.

VIII

Respondent hereby waives any rights under the Equal Access to Justice Act, the Small Business Regulatory Enforcement Fairness Act of 1996, or any other provision of law to seek from the United States, or any agency, or any official of the United States acting in his or her official capacity, directly or indirectly, reimbursement of attorney's fees or other fees, expenses, or costs expended by Respondent to defend against this action. For these purposes, Respondent agrees that Respondent is not the prevailing party in this action since the parties have reached a good faith settlement.

IX

Respondent agrees that it shall not seek or accept, directly or indirectly, reimbursement or indemnification for any source including, but not limited to, payment made pursuant to any insurance policy, with regard to any penalty amounts that Respondent shall pay pursuant to this Order, regardless of whether such penalty amounts or any part thereof are added to a distribution fund or otherwise used for the benefit of investors. Respondent further agrees that it shall not claim, assert, or apply for a tax deduction or tax credit with regard to any federal, state or local tax for any penalty amounts that Respondent shall pay pursuant to this Order, regardless of whether such penalty amounts or any part thereof are added to a distribution fund or otherwise used for the benefit of investors.

X

Respondent states that it has read and understands the foregoing Offer, that this Offer is made voluntarily, and that no promises, offers, threats, or inducements of any kind or nature whatsoever have been made by the Commission or any member, officer, employee, agent, or representative of the Commission in consideration of this Offer or otherwise to induce it to submit to this Offer.

11th Day of October	/s/ Matthew W Friedrich
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

STATE OF WASHINGTON, D.C. }
}	SS:
COUNTY OF N/A }

The foregoing instrument was acknowledged before me on this 11th day of October, 2018, by Matthew W Friedrich who ___is personally known to me or X has produced a Maryland driver’s license as identification and who did take an oath.

/s/ Geneva Dixon
Notary Public
State of Washington, D.C.
Commission Number :
Commission Expiration : My Commission Expires July 14, 2019